Exhibit 99

FOR IMMEDIATE RELEASE

Summary: Mercantile Bankshares Corporation—F&M Bancorp Merger: Results of F&M Stockholders Cash/Stock Elections; Allocation of Merger Consideration; Further Instructions

BALTIMORE, MARYLAND, August 18, 2003—As previously announced, Mercantile Bankshares Corporation (“Bankshares”) (Nasdaq: MRBK) completed its acquisition of F&M Bancorp on August 12, 2003. Bankshares announced today the results of the elections by F&M Bancorp stockholders to receive either cash consideration of $50.3703 or stock consideration of 1.2470 shares of Bankshares common stock (valued at $50.3703) for each of their shares of F&M Bancorp common stock. Bankshares also announced the manner in which the aggregate pools of cash and stock consideration will be allocated among the F&M Bancorp stockholders based on such elections and the allocation provisions mandated by the merger agreement. The holders of approximately 82% of the outstanding F&M shares submitted valid and timely elections to receive Bankshares common stock. As a result, the fixed pool of stock consideration was oversubscribed by approximately 6%.

Final Total and Per Share Cash and Stock Consideration

As previously announced, the total consideration to be paid to F&M Bancorp stockholders in connection with the acquisition was fixed at the time the merger agreement was executed at approximately $123.5 million in cash and 10.3 million shares of Bankshares common stock. These amounts were subject to change only in the event of a subsequent change in the number of shares of F&M Bancorp common stock outstanding as of the final determination date. As of that date (August 8, 2003) the number of shares of F&M Bancorp common stock outstanding had increased slightly. Thus, the final aggregate pool of cash consideration is $124,058,723 and the final aggregate pool of stock consideration is 10,381,288 shares of Bankshares common stock.

The calculation of the aggregate and per share value of such consideration, however, as well as the percentage of the total consideration represented by each of the aggregate pools of cash and stock, requires a determination of the per share value of Bankshares common stock. At the time the merger agreement was executed, the value of the Bankshares common stock was $35.8507 per share, based on the average of the closing sales prices of such stock as reported by the Nasdaq Stock Market’s National Market during a ten day period just prior to the announcement of the merger. Based on this preliminary valuation (and on the 10,740,357 shares of F&M Bancorp common stock then outstanding), at the time the merger was announced the aggregate value of the cash and stock consideration to be paid in the merger was approximately $494.0 million, the per share value of such consideration was calculated at $46.00, and the fixed pools of cash and Bankshares common stock represented 25% and 75%, respectively, of the total consideration.

As of the final determination date, the value of the Bankshares common stock had increased to $40.3921 per share as determined in accordance with the same formula used to determine the preliminary valuation. As a result of such increase (and the increase in the number of shares of F&M Bancorp common stock outstanding as of such date to 10,787,715), the aggregate value of the cash and stock consideration to be paid in the merger has increased to approximately $543.4 million, the per share value of such consideration has increased to $50.3703, and the fixed pools of cash and stock now represent approximately 23% and 77%, respectively, of the total consideration.

The per share consideration of $50.3703 is payable either in cash or 1.2470 shares of Bankshares common stock (valued at $50.3703), subject to the election and allocation procedures described below. Bankshares also will pay cash in lieu of fractional shares, based on the per share cash consideration of $50.3703.

Results of Elections by F&M Stockholders

Of the 10,787,715 shares of F&M Bancorp stock outstanding as of the final determination date, F&M Bancorp stockholders who submitted valid elections on a timely basis elected to receive cash with respect to an aggregate of 494,011 shares (“Cash Election Shares”) and elected to receive Bankshares common stock with respect to an aggregate of 8,832,918 shares (“Stock Election Shares”). The remaining 1,460,786 shares were deemed to be “No Election Shares”, meaning that, with respect to such shares, either (1) a stockholder did not make an election by submitting an Election Form/Letter of Transmittal to the exchange agent by the August 11, 2003 deadline, (2) a stockholder attempted to make an election, but required documents were received by the exchange agent after the August 11, 2003 deadline, or (3) a stockholder attempted to make an election prior to the August 11, 2003 deadline, but did not comply with all instructions or requirements.

Formula for Allocation of Stock and Cash Consideration

The merger agreement provides that the F&M Bancorp stockholders’ right to receive Bankshares common stock or cash in the merger will be allocated by the exchange agent, American Stock Transfer & Trust Company, in accordance with the elections made by F&M Bancorp stockholders, subject to a pro rata selection process to the extent either cash or stock is oversubscribed. The deadline for making those elections was 5:00 p.m. on August 11, 2003.

Based on the elections described above, the merger agreement provides that the final aggregate pools of cash and stock consideration will be allocated as described below, subject to minor variations due to the payment of cash in lieu of fractional shares.

•	The final aggregate pool of cash consideration ($124,058,723) will be allocated as follows:

•	All of the 494,011 Cash Election Shares will be converted into the right to receive the per share cash consideration of $50.3703.

•	All of the 1,460,786 No Election Shares will be converted into the right to receive the per share cash consideration of $50.3703.

•	508,136 (approximately 5.75%) of the Stock Election Shares will be converted into the right to receive the per share cash consideration of $50.3703. The Stock Election Shares to receive cash will be selected by the exchange agent by a pro rata selection process.

•	The final aggregate pool of stock consideration (10,381,288 shares of Bankshares common stock) will be allocated as follows:

•	8,324,782 (approximately 94.25%) of the Stock Election Shares will be converted into the right to receive the per share stock consideration of 1.2470 shares of Bankshares common stock.

To summarize: (1) to the extent that an F&M stockholder submitted a valid election on a timely basis to receive cash consideration for a specified number of his or her shares of F&M Bancorp common stock, that stockholder will receive cash for all such specified shares; (2) to the extent that an F&M stockholder submitted a valid election on a timely basis to receive stock consideration for a specified number of his or her shares of F&M Bancorp common stock, that stockholder will receive Bankshares common stock for approximately 94.25% of such specified shares and cash for approximately 5.75% of such specified shares; and (3) to the extent that an F&M stockholder did not submit a valid election on a timely basis, that stockholder will receive cash with respect to all of his or her shares of F&M Bancorp common stock.

Timing of Payments; Additional Materials to Be Mailed to Persons Who Have Not Yet Tendered Stock Certificates; Lost Certificates

The exchange agent will begin mailing payments as early as the week of August 18, 2003 to those stockholders who have submitted their Election Form/Letter of Transmittal along with their certificates for shares of F&M Bancorp common stock.

Because the election deadline has passed, no further elections will be accepted for cash or stock consideration. F&M stockholders who did not submit their stock certificates and an Election Form/Letter of Transmittal (which was green in color) to the exchange agent prior to the election deadline are entitled to receive cash in the amount of $50.3703 per share for all of their shares of F&M Bancorp stock. Those stockholders will soon receive a package containing instructions for delivering a new Letter of Transmittal (which is white in color) to the exchange agent. They should promptly complete the new, white Letter of Transmittal and return it to the exchange agent along with their F&M Bancorp stock certificates. F&M stockholders must tender a properly completed letter of transmittal and their stock certificates in order to receive payment in the merger.

Stockholders who cannot locate their F&M Bancorp stock certificates may call American Stock Transfer & Trust Co. (not Wells Fargo, F&M’s former transfer agent) at 1-877-248-6417 to obtain instructions for obtaining replacement and exchange of the lost certificates.

Mercantile Bankshares Corporation, with assets in excess of $13 billion, is a multi-bank holding company headquartered in Baltimore. It has 17 banking affiliates in Maryland, one in Delaware and three in Virginia.

Contacts:

Mercantile Bankshares Corporation

David Borowy

Investor Relations

410-347-8361

david.borowy@mercantile.net